Exhibit 10.14

FOURTH LEASE AMENDMENT

This Fourth Lease Amendment is made and entered into this 2nd day of June 2003 by and between Principal Life Insurance Company, an Iowa corporation (“Landlord”) and Service Partners, LLC, a Virginia limited liability company (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a Deed of Lease dated August 10, 1999, as amended by First Lease Amendment dated October 15, 1999, Second Lease Amendment dated March 8, 2000 and Third Lease Amendment dated August 1, 2000 (the “Lease”) for approximately 17,510 rentable square feet (the “Premises”) located in a building located at 1029 Technology Park Drive, Glen Allen, VA 23059 (the “Premises”); and

WHEREAS, the term of the Lease will expire on February 28, 2004 (the “Original Expiration Date”); and

WHEREAS, the parties to the Lease have mutually agreed to extend the Term of the Lease and have agreed on the terms and conditions of such an extended Lease Term.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Term. Paragraph 3.1 of the Lease shall be and hereby is amended and modified such that the Term of the Lease shall be extended for a period of forty-eight (48) months after the Original Expiration Date, and the Lease shall terminate at 11:59 p.m. on February 29, 2008 (the “Third Renewal Term”). Unless specifically set forth otherwise herein, the terms of this Extension shall be effective upon March 1, 2004 (the “Effective Date”).

2.                                      Rent. Paragraph 4.1 of the Lease shall be and hereby is amended and modified such that Tenant shall pay to Landlord Base Rent according to the following schedule:

Dates	Per SF	Monthly rent
03/01/04 - 02/28/05	$10.00	$14,591.67
03/01/05 - 02/28/06	$10.30	$15,029.42
03/01/06 – 02/28/07	$10.61	$15,480.30
03/01/07 – 02/29/08	$10.93	$15,944.71

3.                                      Security Deposit. Paragraph 4.10 of the Lease shall be and hereby is amended and modified such that Tenant shall deposit with Landlord the sum of $6,095.98 for a total Security Deposit of $14,591.67.

4.                                      Option to Renew. Tenant shall have the option to renew the Lease and the Term of the Lease for a period of sixty (60) additional months immediately following the Lease Term (the “Renewal Term”) so long as: (1) Tenant is in occupancy of the Premises at the end of the Lease Term; (2) Tenant has performed all the terms, covenants and conditions on Tenant’s part to be performed under the Lease; and (3) Tenant is not in default under the Lease. Tenant shall exercise its option to renew by: (a) giving advance written notice to Landlord of its intent to renew the Lease and Lease Term no later than September 1, 2007, and (b) entering into a fully-executed lease amendment and renewal agreement no later than December 1, 2007. Tenant’s failure to give

Landlord timely written notice of its intent to renew the Lease, or failure to timely enter into a lease amendment and renewal agreement, shall render Tenant’s option to renew null and void, and Tenant shall have no further right to renew and extend the Lease and Lease Term. All of the terms and conditions of the Lease shall continue in full force and effect during the Renewal Term, except that no additional Allowance shall be allowed for Tenant Improvements and the Rent during the Renewal Term shall be adjusted to, in Landlord’s sole and exclusive discretion, ninety-five percent (95%) of the then current market rates; provided, however, Landlord shall inform Tenant of the proposed Rent on or before November 1, 2007 and such Rent shall be included in the lease amendment and renewal agreement.

5.                                      Improvements. Any improvements to the Premises required by virtue of this Fourth Lease Amendment are set forth in Exhibit “A,” which is attached hereto and made a part hereof by reference (“Improvements”). The total cost for the Improvements including, but not limited to space planning, construction drawings, the actual construction and construction management is to be paid by Landlord up to a maximum amount of $179,127.30 (“Allowance”). In the event the total cost of the Improvements exceeds the Allowance (“Improvement Overage”), Tenant shall pay to Landlord the Improvement Overage immediately upon demand by Landlord.

6.                                      HVAC. Effective March 1, 2004 and throughout the Third Renewal Term, Tenant shall be responsible for the cost of maintaining, repairing and replacing all elements of the newly installed 7½-ton and 5-ton heating, ventilating and air conditioning systems servicing the improved Premises.

7.                                      Other Terms and Provisions.

a.                                      Except as modified by this Fourth Lease Amendment, all other terms, covenants and conditions of the Lease not specifically amended hereby shall remain in full force and effect.

b.                                      The Lease, as amended by this Fourth Lease Amendment, contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The Lease may be further amended only in writing signed by both Landlord and Tenant.

c.                                       In the event of an irreconcilable conflict between the terms of the Lease and the terms of this Fourth Lease Amendment, the terms of this Fourth Lease Amendment shall be controlling.

d.                                      If any provision of this Fourth Lease Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Fourth Lease Amendment, which shall continue in full force and effect, as if the invalid or unenforceable provision had been deleted.

e.                                       This Fourth Lease Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signatures are contained on the following page]

IN WITNESS WHEREOF, the parties have caused this Fourth Lease Amendment to be signed by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions.

LANDLORD:		TENANT:
PRINCIPAL LIFE INSURANCE COMPANY,		Service Partners, LLC,
an Iowa corporation, on behalf of the		a Virginia limited liability company
Real Estate Separate Account

By:	PRINCIPAL CAPITAL REAL ESTATE	By:	Robert B. Rosowski
	INVESTORS, LLC, a Delaware limited		ROBERT B. ROSOWSKI
	liability company, its authorized signatory	Its:	VICE PRESIDENT AND TREASURER

By:	See Attached
Its:

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa
corporation, on behalf of the Real Estate Separate
Account

By:	PRINCIPAL REAL ESTATE INVESTORS,
LLC, a Delaware limited liability company, its
authorized signatory

	By	/s/ Willis K. Bramwell	JUN 26 2003
Willis K. Bramwell
Assistant Managing Director
Asset Management

By

EXHIBIT A

IMPROVEMENTS

In order to induce Tenant to enter into the Fourth Lease Amendment and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1.                                      Tenant Improvement Plans. Landlord and Tenant have approved and initialed plans and specifications for the Improvements to be made to the Premises pursuant to Section 5 of the Fourth Lease Amendment (the “Tenant Improvement Plans”).

2.                                      Tenant Improvement Allowance.

(a)                                 Reference herein to “Tenant Improvements” shall include any or all of the following work to be done in the Premises pursuant to the Tenant Improvement Plans:

(i)                                     Installation within the Premises of all partitioning, doors, floor coverings, ceilings, painting, millwork and similar items;

(ii)                                  All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Premises, and additional panels or transformers to accommodate Tenant’s requirements;

(iii)                               The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating, ventilation and air conditioning systems within the Premises;

(iv)                              All fire and life safety control systems, such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, installed within the Premises;

(v)                                 All plumbing, fixtures, pipes and accessories to be installed within the Premises;

(vi)                              Testing and inspection costs;

Contractor’s fees, including but not limited to any fees based on general conditions; and

(viii)                        Design fees and construction management by Landlord’s representative for the supervision of the tenant improvement installation.

In no event, however, shall the Tenant Improvements include trade fixtures, furniture or equipment of the Tenant.

(b)                                 Landlord hereby grants to Tenant a “Tenant Improvement Allowance” of $179,127.30. Landlord’s maximum contribution towards the Tenant Improvements shall be limited to the Tenant Improvement Allowance. The Tenant Improvement Allowance shall be used for:

(i)                                     Payment of the cost of preparing the space plan and the Tenant Improvement Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Tenant Improvement Plans.

(ii)                                  Payment of fees of consultants, designers, space planners and architects relating to design and construction of the Tenant Improvements.

(iii)                               The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iv)                              Construction of the Tenant Improvements; provided, however, that the Tenant Improvement Allowance will not be used for Non-Standard Improvements, if any, unless Landlord, in its sole discretion, agrees in writing to payment of some or all of the Non-Standard Improvements out of the Tenant Improvement Allowance.

(v)                                 All other costs expended by Landlord in the construction of the Tenant Improvements, including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises.

(c)                                  The costs of each item referenced in Paragraph 2(b) above shall be charged against the Tenant Improvement Allowance. In the event that the cost of installing the Tenant Improvements, as established by Landlord’s final pricing schedule, shall exceed the Tenant Improvement Allowance, or if any of the Tenant Improvements are not to be paid out the Tenant Allowance as provided in Paragraph 2(b) above, the excess shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements.

(d)                                 In the event that, after the Tenant Improvement Plans have been prepared and a price therefor established by Landlord, Tenant shall require any changes or substitutions to the Tenant Improvement Plans, any additional costs related thereto shall be paid by Tenant to Landlord prior to the commencement of construction of the Tenant Improvements. Landlord shall have the right to decline Tenant’s request for a change to the Tenant Improvement Plans if such changes are inconsistent with the provisions of Paragraph 3 and 4 below, or if the change would, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements.

(e)                                  Any unused portion of the Tenant Improvement Allowance upon completion of the Tenant Improvements shall be credited against any obligation of Tenant under the Fourth Lease Amendment.

3.                                      Tenant Improvement Plans. The Tenant Improvement Plans must be consistent with Landlord’s standard specifications for tenant improvements for the project (the “Building Standards”), as the same may be changed from time to time by Landlord.

4.                                      Non-Standard Tenant Improvements. Landlord shall permit Tenant to deviate from the Building Standards for the Tenant Improvements (the “Non-Standard Improvements”), provided that (a) the deviations shall not be of a lesser quality than the Building Standards; (b) the total lighting for the Premises shall not exceed 1.65 watts per Rentable Square Foot of the Premises; (c) the deviations conform to applicable governmental regulations and necessary governmental permits and approvals have been secured; (d) the deviations do not require building service beyond the levels normally provided to other tenants in the Project; and (e) Landlord has determined in its sole discretion that the deviations are of a nature and quality that are consistent with the overall objectives of Landlord for the Project.

Any Non-Standard Improvements made shall remain on and be surrendered with the Premises upon expiration of the Term.

5.                                      Final Pricing and Drawing Schedule. In accordance with the Work Schedule, the Tenant Improvement Plans shall be submitted to the appropriate governmental body by for plan checking and the issuance of a building permit. Landlord, with Tenant’s cooperation, shall cause to be made to the Tenant Improvement Plans any changes necessary to obtain the building permit. Concurrent with the plan checking, Landlord shall have prepared a final pricing for Tenant’s approval, in accordance with the Work Schedule, taking into account any modifications which may be required to reflect changes in the Tenant Improvements Plans required by the City or County in which the Premises are located. After final approval of the Tenant Improvement Plans, no further changes may be made thereto without the prior written approval from both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs (beyond the Tenant Improvement Allowance) resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes shall be subject to the terms of Paragraph 7 below.

6.                                      Construction of Tenant Improvements. Landlord shall cause its contractor to begin installation of the Tenant Improvements in accordance with the Tenant Improvement Plans. Landlord shall supervise the completion of such work and shall use reasonable commercial efforts to secure substantial completion of the work by the scheduled Commencement Date. The cost of such work shall be paid as provided in Paragraph 2 above. Landlord shall not be liable for any damages, whether direct or consequential, as a result of delays in construction beyond Landlord’s reasonable control, including, but not limited to, war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to secure governmental approvals or permits, governmental restrictions, availability of materials or labor, acts of God, or delays by Tenant (or its architect or anyone performing services on behalf of Tenant).

7.                                      Completion and Rental Commencement Date. The commencement of the Term of the Fourth Lease Amendment and Tenant’s obligation for the payment of rent under the Lease shall commence as of the later of the date of substantial completion of the Tenant Improvements and the date referred to in Section 3 of the Fourth Lease Amendment provided, however, that if there shall be a delay in substantial completion of the Tenant Improvements as a result of:

(a)                                 Tenant’s failure to approve any items or perform any other obligation hereunder;

(b)                                 Tenant’s request for materials, finishes or installations other than those readily available;

(c)                                  Tenant’s changes in the Tenant Improvement Plans after the previous approval of the Tenant Improvement Plans by Tenant; or

(d)                                 Tenant’s request to deviate from the Building Standards for the Tenant Improvements;

then the commencement of the Term of the Fourth Lease Amendment and the rent commencement date shall be accelerated by the number of days of such delay but not earlier than March 1, 2004. The Tenant Improvements shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use and enjoyment of the Premises remain to be performed (items normally referred to as “Punch List” items).

8.                                      Certificate of Occupancy. Upon completion of the Tenant Improvements and the issuance by the City or other relevant government agency of a Certificate of Occupancy or other comparable certificate authorizing occupancy of the Premises, Landlord will promptly provide Tenant with a copy of the Certificate of Occupancy or other such certificate.

9.                                      Force Majeure. Landlord shall have no liability whatsoever to Tenant on account of the inability or delay of Landlord in fulfilling any of Landlord’s obligations under this Work Letter by reason of strike, other labor trouble, governmental controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom or any other cause, whether similar or dissimilar to the above, beyond Landlord’s reasonable control. If this Work Letter specifies a time period for performance of an obligation of Landlord, that time period shall be extended by the period of any delay in Landlord’s performance caused by any of the events of force majeure described above.